U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


1.   Name and Address of Reporting Person*

   Landhuis                        LeRoy
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   (Last)                           (First)             (Middle)

212 N. Wahsatch, Suite 301
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                                    (Street)

Colorado Springs,                  Colorado             80903
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   (City)                           (State)              (Zip)



2.   Issuer Name and Ticker or Trading Symbol  FTS Apparel, Inc. ("FLIP")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)




4.   Statement for Month/Year   April, 2001
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5.   If Amendment, Date of Original (Month/Year)
                                                 -------------------------------


6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

           Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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                                                                                                            6.
                                                          4.                                 5.             Owner-
                                                          Securities Acquired (A) or         Amount of      ship
                                             3.           Disposed of (D)                    Securities     Form:     7.
                                             Transaction  (Instr. 3, 4 and 5)                Beneficially   Direct    Nature of
                               2.            Code         -------------------------------    Owned at End   (D) or    Indirect
1.                             Transaction   (Instr. 8)                   (A)                of Month       Indirect  Beneficial
Title of Security              Date          ------------     Amount      or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)     Code     V                  (D)                and 4)         (Instr.4) (Instr. 4)
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Common Stock                   4/12/2001      J(1)            142,500     A      (1)         4,651,978      D         N/A
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(1) Received as consideration for deferral of registration rights.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                2.                                                                                       Deriv-    of
                Conver-                    5.                               7.                           ative     Deriv-   11.
                sion                       Number of                        Title and Amount             Secur-    ative    Nature
                or                         Derivative    6.                 of Underlying       8.       ities     Secur-   of
                Exer-             4.       Securities    Date               Securities          Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)    of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date    ----------------    Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)           Amount      ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or          Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date      Expira-          Number      ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-     tion             of          (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable   Date     Title   Shares      5)       4)        4)       4)
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Warrant for
purchase of                                              4/19/     4/19/    Common
Common Stock    $1.50    N/A               N/A    N/A    2000      2010     Stock   1,036,000(3)         1,036,000 D        N/A
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Explanation of Responses:

(2)  Reported as holding only, no exercise, acquisition or disposal is reported.

(3) Warrant acquired in connection with earlier purchase of Common Stock of Company.


/s/ LeRoy Landhuis                                            4-19-2001
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
      Company.


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